Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our reports in this Amendment #1 to the Registration Statement on Form SB-2 of Xedar Corporation, the first of which is dated March 13, 2007, relating to the audited consolidated balance sheet of Xedar Corporation as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005; the second of which is dated April 23, 2007, relating to the audited consolidated balance sheets of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. We further consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

May 31, 2007
Denver, Colorado